Exhibit H(1)

AMENDED AND RESTATED

ADMINISTRATIVE AND SHAREHOLDER SERVICES AGREEMENT

for MML Series Investment Fund

This ADMINISTRATIVE AND SHAREHOLDER SERVICES AGREEMENT (the “Agreement”), dated as of the 1st day of May, 2015 (the “Effective Date”) is entered into by and between MML Series Investment Fund (the “Trust”) on behalf of each of its series listed on Exhibit B hereto (each a “Fund”) and MML Investment Advisers, LLC (the “Manager”).

WHEREAS, each Fund is a series of the Trust, a Massachusetts business trust which is an open-end diversified management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”), and

WHEREAS, the Trust, on behalf of each Fund, and the Manager wish to enter into this Agreement whereby the Manager will provide, or cause to be provided, administrative and shareholder services for each Fund and assume certain expenses of each Fund.

NOW, THEREFORE, in consideration of the covenants and mutual promises of the parties made to each other, it is hereby covenanted and agreed as follows:

ARTICLE I: ADMINISTRATIVE AND SHAREHOLDER SERVICES

A. General Responsibilities. Subject to the exceptions set forth in Sub-Section C hereof and subject to the direction and control of the Board of Trustees of the Trust, the Manager will continuously provide business management services to each Fund and will generally, subject to the general oversight of the Trustees and except as provided in the next following paragraph, manage all of the business and affairs of each Fund, subject always to the provisions of the Trust’s Declaration of Trust and By-Laws and of the 1940 Act, and subject, further, to such policies and instructions as the Board of Trustees may from time to time establish. The Manager shall, except as provided in the next following paragraph, advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board of Trustees regarding the conduct of the business of each Fund.

No provision of this Agreement shall be deemed to require the Manager at any time to provide to a Fund or to any person with respect to any Fund investment research, advice, or supervision, or in any way to advise the Fund or any person acting on behalf of the Fund as to the value of securities or other investments or as to the advisability of investing in, purchasing, or selling securities or other investments.

B. Specific Responsibilities. The Manager will, for each Fund:

1. Maintain office facilities (which may be in the offices of the Manager or a corporate affiliate but shall be in such location as the Trust reasonably determines).

2. Furnish statistical and research data, clerical services and stationery and office supplies.

3. Compile data for, prepare for execution by each Fund and file each Fund’s federal and state tax returns and required tax filings other than those required by this Agreement to be made by each Fund’s custodian and transfer agent.

4. Prepare the Trust’s annual and semi-annual reports to shareholders and amendments to its registration statements (on Form N-1A or any successor form).

5. Compile data for, prepare and file timely Notices to the SEC required pursuant to Rule 24f-2 under the 1940 Act.

6. Determine the daily pricing of the portfolio securities and computation of the net asset value and the net income of each Fund in accordance with the Prospectus, resolutions of the Trust’s Board of Trustees, and the valuation procedures of the Trust as in effect from time to time. The Manager may rely in good faith upon information prepared by or furnished to it or the Trust by any accounting or sub-accounting agent, any broker, dealer, or pricing or valuation service, or other usual or customary source of financial, accounting, or valuation information, and the Manager shall not be responsible for any loss occasioned by or resulting directly or indirectly from such reliance.

7. Keep and maintain the financial accounts and records of each Fund and provide the Trust with certain reports, as needed or reasonably requested by a Fund.

8. Provide officers for the Trust as requested by the Trust’s Board of Trustees.

9.	Perform fund accounting services for each Fund as set forth in Exhibit A: Fund Accounting Functions.

10.	Provide transfer agency services.

11.	Generally take steps to provide for shareholder servicing, and such other related services as the Manager may from time to time consider appropriate (“Shareholder Services”), and to pay such amounts to third parties (who may be affiliates of the Manager) in respect of such services as the Manager may from time to time consider necessary or appropriate.

12.	Generally assist in all aspects of the operations of each Fund.

C. Excepted Responsibilities. The Manager shall not perform the following services pursuant to this Agreement:

1.	Custodial services;

2.	Distribution services;

3.	Investment management or advisory services.

D. Sub-contract Rights. The Manager may in its discretion delegate or subcontract some or all of the Manager’s duties, but shall remain ultimately responsible for the provision of such services. The Manager shall be responsible for payment of all compensation to any person or entity to whom any such duties are delegated hereunder; provided, however, that the Manager and any Fund may agree that the Fund will pay directly any person or entity to whom any duties are delegated hereunder, and it shall thereafter be the obligation of the Fund and not of the Manager to pay such compensation, and, except to the extent the Fund and the Manager otherwise expressly agree in writing, the compensation payable to the Manager under this Agreement shall not as a result be reduced.

ARTICLE II: EXPENSES

A. Expenses. The Manager shall assume all expenses of the Trust and each Fund, including the Manager’s reasonable out-of-pocket disbursements; provided, however, that each Fund or the Trust shall pay:

1.	Taxes and corporate fees payable to governmental agencies;

2.	Brokerage commissions (which may be higher than other brokers would charge if paid to a broker which provides brokerage and research services to the Manager for use in providing investment advice and management to a Fund and other accounts over which the Manager exercises investment discretion) and other capital items payable in connection with the purchase or sale of a Fund’s investments (The words “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934 and the Rules and Regulations thereunder.);

3.	Interest on account of any borrowing by a Fund;

4.	Fees and expenses of the Trust’s Trustees who are not officers or employees of the Manager or an affiliate;

5.	Fees payable to the Trust’s certified independent public accountants;

6.	Fees paid to the Trust’s independent legal counsel;

7.	Fees paid to the Trust’s outside legal counsel;

8.	Fees paid to each Fund’s custodian;

9.	Fees paid to each Fund’s Investment Manager;

10.	Payments due pursuant to any 12b-1 Plan adopted by the Trust and applicable to a Fund;

11.	Fees paid for each Fund’s fidelity bond insurance;

12.	Fees paid for D&O insurance for the Trust’s Trustees;

13.	Fees paid to the Trust’s service provider for compliance with the Trust’s annual Form N-PX filing;

14.	Fees paid for subscriptions to investment company-related periodicals for the Trust’s Trustees;

15.	Fees and expenses related to (i) Board-related matters, (ii) the production and printing of periodic reports including, but not limited to, annual and semi-annual reports and (iii) the production and printing of prospectuses that are sent to existing, and not prospective, shareholders.

16.	Fees paid to independent third parties for materials to be used in connection with the Trustees’ annual approval of investment management and investment sub-advisory agreements for the Funds.

17.	Certain fees paid to the Trust’s Chief Compliance Officer as agreed upon from time to time by the Trust and the Manager.

Each Fund may from time to time agree to make payments to third parties (who may be affiliates of the Manager) in respect of Shareholder Services provided by them, at such rates or in such amounts as the Fund and such third parties may from time to time agree. The payment by a Fund of any such amounts to third parties will not, except to the extent the Fund and the Manager otherwise expressly agree in writing, relieve the Fund of any payment obligation under this Agreement or reduce any amount payable by the Fund to the Manager under this Agreement, or otherwise affect any obligation of the parties under this Agreement.

ARTICLE III: COMPENSATION

The Manager’s Compensation. For the services to be rendered and the facilities to be furnished by the Manager as provided for in this Agreement, the Trust will compensate the Manager as the Trust and the Manager may from time to time agree, as set out on Exhibit B, as it may be amended from time to time.

ARTICLE IV: STANDARD OF CARE

A. Standard of Care. The Manager shall use reasonable care in performing its duties hereunder. In the performance of such duties, the Manager its directors, officers, employees, and agents, successors and assigns will be protected and will not be liable, and will be indemnified and held harmless by the Trust, for any error of judgment, mistake of law, or any other loss, claim, damages, liabilities, or expenses arising by reason of it acting hereunder, except in the case of the negligence, willful misconduct, bad faith, reckless disregard of duties or obligations hereunder, including knowing violations of law, or fraud of the Manager, or of its officers, employees, or agents, except as otherwise set forth in this Article IV. Any person, even though also serving as a manager, director, officer, employee, or agent of the Manager or any affiliate of the Manager, who may be or become a trustee, officer, or employee of the Trust shall be deemed, when acting within the scope of his or her office with the Trust, to be acting solely for the Trust and not as a manager, director, officer, employee, or agent of the Manager or any affiliate of the Manager.

B. Legal Advice. The Manager will be entitled to receive and act upon the advice of legal counsel of its own selection, provided such counsel is chosen with reasonable care and which may be counsel for the Trust, and will be without liability for any action taken or thing done or omitted to be done in good faith in conformity with such advice. Except as otherwise agreed to by the Trust, the Manager shall pay the fees and expenses of such counsel, unless such counsel is the Trust’s counsel. On issues that are related to financial accounting matters, the Manager will be entitled to receive and act upon the advice of the Trust’s independent public accountants. Except as otherwise agreed to by the parties, the Trust shall bear the fees and expenses of such independent public accountants in any such case.

C. Good Faith Reliance. The Manager will be protected and not be liable, and will be indemnified and held harmless, for any action taken or omitted to be taken by it in reliance upon any document, certificate or instrument which it reasonably believes to be genuine and to be signed or presented by the proper person or persons.

D. Damages. Notwithstanding anything in this Agreement to the contrary, in no event shall the Manager or the Trust be liable to the other, or to any third party, for special, punitive, indirect, or consequential damages, even if said party has been advised by the other party of the possibility of such damages.

E. Acts of God. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes. The Manager and the Trust shall notify each other as soon as reasonably possible following the occurrence of an event described in this subsection.

ARTICLE V: EFFECTIVE DATE, TERMINATION AND AMENDMENT

A. Effective Date. This Agreement will become effective on the Effective Date and, unless sooner terminated as provided herein, will continue for an initial term of one-year from the Effective Date and thereafter shall continue with respect to each Fund for successive one year periods unless terminated as described below.

B. Termination. Anything to the contrary herein notwithstanding, this Agreement may at any time be terminated with respect to a Fund (i) by the Trust on 90 days’ written notice to the Manager without the payment of any penalty, (ii) by vote of majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or (iii) by the Manager on 90 days’ written notice to the Trust without the payment of any penalty. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at the principal office of such party.

C. Amendment. This Agreement may be amended at any time by mutual written consent of the parties.

ARTICLE VI: MISCELLANEOUS

A. Services Not Exclusive. The services of the Manager to the Trust and the Funds under this Agreement are not exclusive and the Manager shall be free to render similar services to others.

B. Use of Name by the Trust. The Trust recognizes the Manager’s control of the name “MassMutual” and agrees that its right to use this name is non-exclusive and can be terminated by the Manager at any time. The use of such name will automatically be terminated if at any time the Manager, a subsidiary or an affiliate of the Manager ceases to be investment manager for the Funds.

C. Interested and Affiliated Persons. It is understood that members of the Board of Trustees, officers, employees or agents of the Trust or a Fund may also be directors, officers, employees or agents of the Manager or of one or more Sub-Advisers of one or more series of the Trust, and that the Manager and such Sub-Advisers, and their directors, officers, employees or agents may be interested in the Funds as shareholders or otherwise.

D. Records and Confidentiality. All records pertaining to the operation and administration of the Trust and a Fund (whether prepared by the Manager or supplied to the Manager by the Trust or the Fund) are the property and subject to the control of the Trust. In the event of the termination of this Agreement, all such records in the possession of the Manager shall be promptly turned over to the Trust free from any claim or retention of rights; provided that the Manager may at its expense make and keep copies of any such records. All such records shall be deemed to be confidential in nature and the Manager shall not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized by the Trust or as required by federal or state regulatory authorities. The Manager shall submit to all regulatory and administrative bodies having jurisdiction over the operations of the Manager or the Trust, present or future, any information, reports, or other material obtained pursuant to this Agreement which any such body may request or require pursuant to applicable laws or regulations.

E. Disclaimer of Liability. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding upon the assets and property of the Trust; provided, however, that the Agreement and Declaration of Trust of the Trust provides that the assets of a particular series of the Trust shall under no circumstances be charged with liabilities attributable to any other series of the Trust and that all persons extending credit to, or contracting with or having any claim against a particular series of the Trust, shall look only to the assets of that particular series for payment of such credit, contract or claim.

F. Notices. Any notice or other instrument in writing authorized or required by this Agreement to be given to either party hereto will be sufficiently given if addressed to such party and mailed or delivered to it at its office at the address set forth below (or at such other place as a party shall notify to the other in accordance with this Clause F from time to time):

(a) In the case of notices sent to the Trust to:

MML Series Investment Fund

100 Bright Meadow Blvd., M243

Enfield, Connecticut 06082

Attention: Andrew M. Goldberg

Vice President, Secretary and Chief Legal Officer

(b) In the case of notices sent to the Manager to:

MML Investment Advisers, LLC

100 Bright Meadow Blvd.

Enfield, Connecticut 06082

Attn: Eric Wietsma

In the case of notices sent to either party, a copy shall also be sent to:

State Street Bank and Trust Company

1 Iron Street

Boston, Massachusetts 02210

G. Parties. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement will not be assignable by the Trust without the written consent of the Manager or by the Manager without the written consent of the Trust, authorized and approved by its Board.

H. Governing Law. This Agreement and all performance hereunder will be governed by the laws of the Commonwealth of Massachusetts (without giving effect to conflicts of laws provisions).

I. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Administrative and Shareholder Services Agreement to be executed as of the day and year first above written.

MML SERIES INVESTMENT FUND
on behalf of its series identified on Exhibit B hereto, as the same may from time to time be amended

By:	/s/ Nicholas Palmerino
Nicholas Palmerino
CFO and Treasurer

MML INVESTMENT ADVISERS, LLC

By:	/s/ Eric Wietsma
Eric Wietsma
President

EXHIBIT A

FUND ACCOUNTING FUNCTIONS

The Manager shall have the following responsibilities pursuant to §10 of Article I(B):

1. Maintain the books and records of the Fund pursuant to applicable rules of the Investment Company Act of 1940, including the following:

(a) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required;

(b) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts as required;

(c) A monthly trial balance of all ledger accounts as required.

2. Daily pricing of all portfolio securities using securities valuations or other methods as may be approved by the Fund’s Trustees from time to time.

3. Daily posting of all income and expense accruals and reconciliation of general ledger balances and total shares outstanding.

4. Computation of the daily net asset value as of the close of business of the New York Stock Exchange on each day on which the Exchange is open for business.

5. Reporting of the daily net asset value and dividend distributions to the Transfer Agent, the Fund, the Manager, NASDAQ, and others as requested, by 5:30 p.m. each day.

6. Calculation of dividends and capital gain distributions.

7. Routine monitoring of the Fund’s investments and providing prompt notice of any violations of the diversification requirements, investment restrictions or investment policies.

8. Calculation of yields and returns pursuant to SEC formulas, and any other performance calculations as required.

9. Providing Fund prices and performance numbers to industry reporting services.

10. Preparing reports on expense limitations and net asset value analysis, as requested.

11. Maintain historical records of all Fund net asset values and dividend distributions.

12. Preparing Blue Sky filings.

13. Preparing audited annual and unaudited semi-annual reports including statement of investments, financial statements and footnotes.

14. Producing documents and responding to inquiries during SEC, IRS or other governmental audits, as required.

15. Providing the portfolio managers with cash availability based on security settlements, shareholder activity, maturities, and income collections for the Fund by 8:30 a.m. each valuation day.

EXHIBIT B

COMPENSATION

	Class I	Class II	Class III	Service Class I
MML Equity Index Fund	0.30%	0.15%	0.00%	0.30%
MML Focused Equity Fund	N/A	0.15%	N/A	0.15%
MML Fundamental Growth Fund	N/A	0.15%	N/A	0.15%
MML Fundamental Value Fund	N/A	0.15%	N/A	0.15%
MML Global Fund	0.15%	0.15%	N/A	0.15%
MML International Equity Fund	N/A	0.15%	N/A	0.15%
MML Small Company Value Fund	N/A	0.15%	N/A	0.15%
MML Total Return Bond Fund	N/A	0.15%	N/A	0.15%
MML American Funds Growth Fund	N/A	N/A	N/A	0.25%
MML American Funds International Fund	N/A	N/A	N/A	0.25%
MML American Funds Core Allocation Fund	N/A	N/A	N/A	0.25%